Exhibit 99.13

RULE 438 CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by International Flavors & Fragrances Inc. (“IFF”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus contained therein and/or any proxy related thereto and any amendments or supplements thereto, as a person who is to become a director of IFF, effective at the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of December 15, 2019, by and among DuPont de Nemours, Nutrition & Biosciences, Inc., IFF, and Neptune Merger Sub I Inc.) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Carol A. Davidson
Carol A. Davidson June 19, 2020